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MANAGEMENT SERVICES CONTRACT
DATED 3 December 2010
………………..
BETWEEN

HOWDEN GROUP LTD

- and -
IAN BRANDER

_______________________________

SERVICE AGREEMENT
_______________________________

THIS AGREEMENT is made on the 3 December 2010
BETWEEN:-

(1)	HOWDEN GROUP LTD (registered in Scotland No. 472621) whose registered office is at Old Govan Road, Renfrew, PA4 8XJ (the "Company") and

(2)	Ian Brander (the "Executive") of [REDACTED]
WHEREBY IT IS AGREED as follows:-
1.    Definitions
In this Agreement:

"Associated Company" means Charter International PLC and any other company which is from time to time a subsidiary or a holding company of Charter International PLC or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted, and
"the Board" means the Board of Directors from time to time of the Company or the relevant Associated Company.
“the Company” means Howden Group Limited.
Intellectual Property Rights: patents, rights to     inventions,                     copyright and related rights, trade marks, trade names and                     domain names, rights in get-up, rights in goodwill or to sue                     for passing off, unfair competition rights, rights in designs,                     rights in computer software, database rights, topography                     rights, rights in confidential information (including know-how                     and trade secrets) and any other intellectual property rights,                     in each case whether registered or unregistered and                         including all applications (or rights to apply) for, and renewals                     or extensions of, such rights and all similar or equivalent                         rights or forms of protection which subsist or will subsist now                     or in the future in any part of the world.
2.    Term of Appointment
2.1    The Executive shall serve the Company as Chief Executive Officer or in such other capacity of a like status as the Company may require from 1 August 2011 and thereafter unless and until his employment shall be terminated by the Company giving to the Executive not less than twelve (12) months' notice in writing or by the Executive giving to the Company not less than six (6) months' notice in writing.

2.2    The Executive’s employment shall in any event terminate on the date on which the Executive reaches the age of 65 years.

3.	Powers and Duties
3.1    The Executive shall exercise such powers and perform such duties in relation to the business of the Company or any other Associated Company as may from time to time be vested in or assigned to him by the Company. The Executive shall comply with all reasonable directions from, and all regulations of, the Company.
3.2    The Executive, who shall work such hours as may reasonably be required for the proper performance of his duties, shall devote the whole of his time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner.
3.3    The Executive shall travel to such places as the Company (or any Associated Company to which he may be seconded) may from time to time require.
3.4    The Executive's normal place of work shall be at the headquarters of the company which is currently Old Govan Road, Renfrew, PA4 8XJ or at such other place within the Glasgow area as the Company may from time to time reasonably determine.
3.5    The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at any time during any period of notice as specified in clause 2.1 of this Agreement or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement in order that the circumstances giving rise to that belief may be investigated suspend the Executive from the performance of his duties or exclude him from any premises of the Company or any Associated Company during that period of suspension or exclusion. Salary and benefits will not cease to be payable by reason only of such suspension or exclusion. During any such period of suspension or exclusion the Executive shall

3.5.1
continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Company and any Associated Company and not do anything which is harmful to the Company or any Associated Company;

3.5.2
if requested by the Company or any Associated Company, resign from any directorships, trusteeships or other offices which he may hold in the Company or any Associated Company or which he may hold as nominee of the Company or any Associated Company;

3.5.3	notify the Company of any change of address or contact details;

3.5.4
return all property of the Company or any Associated Company which is held by him or is under his control including without limitation all confidential information, documents, software and copies of documents and software;

3.5.5
if requested by the Company or any Associated Company, refrain from having any contact with employees, customers, clients, suppliers and professional contacts of the Company or any Associated Company except where such employees, customers, clients, suppliers and professional contacts are personal friends of the Executive and he is contacting them in a personal capacity;

3.5.6	cease to be an authorised signatory of the Company or any Associated Company or hold a power of attorney for the Company or any Associated Company; and

3.5.7	if requested by the Company, take any holiday entitlement which he has accrued during such period of suspension.
4.    Salary and Fees
4.1    The Executive shall be paid by the Company monthly for his services during his employment a salary at the rate of £250,000 per annum or at such higher rate or rates as the Board may determine and notify to the Executive in writing. The monthly payment shall be made into the Executive’s bank account on or before the fifteenth (15th) of each month in respect of that month.
4.2    On 1 April 2012 and thereafter at least once in each 12 months on or before the 1st April annually the Company shall review, but shall not be obliged to increase, the salary payable under this Agreement.
4.3    The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any Associated Company and the Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

4.4	Any sums payable under this Agreement, including without limitation clauses 4, 5 and 6, shall be paid less any necessary withholdings.

5.    Pensions and Life Assurance

5.1
The Executive may participate in the Howden Group Stakeholder Scheme subject to the rules of that scheme as in force from time to time, a copy of which is available for inspection at the Global Human Resources Director's office at any time upon reasonable notice. The Executive’s normal retirement age will be at 65.

5.2
In addition, the Executive will be eligible for Life Assurance of 4 times basic salary. This benefit will be provided by an Insurer and the Executive’s rights are subject to the terms of this policy which may vary from time to time. Details of the policy are available from the Global Human Resources Director’s office at any time upon reasonable notice. The Company shall not be liable to the Executive for any decision, action or omission of the Insurer in relation to such benefit.

6.	Benefits
6.1    Subject to the Executive being qualified to drive, the Company shall provide for the Executive either a Category 10 car, in accordance with company policy, or a cash supplement of £12,000 per annum in lieu of a company car. The supplement will be added to the Executive’s monthly gross salary and will be subject to tax and National Insurance. The supplement will not be included in pensionable pay, or used to calculate any other benefits. If he opts for the supplement, the Executive will be expected to provide his own vehicle for company use at his own expense. To compensate for the cost of using his own car on company business, the Executive will be provided with a fuel card to cover the cost of private fuel and business fuel and oil. The Executive will be responsible for his own running costs of the car including maintenance and appropriate insurance etc.

6.2
The Executive and his family shall be entitled to membership of the Company's private health insurance scheme, subject to the terms of that scheme and of any related policy of insurance as in force from time to time. The current scheme is provided by BUPA.

6.3	In addition, periodic medical examinations will also be made available for the Executive only in accordance with those provided to other Company executives.

6.4
The Executive shall be entitled to participate in such bonus scheme for persons of his status as the Company may have from time to time. Bonuses are wholly discretionary and shall be of such amounts as may be determined in accordance with the terms of such scheme from time to time. The Company may at its discretion end or amend any bonus scheme.

7.    Expenses
The Company shall reimburse to the Executive subject to compliance with the Company's expenses policy from time to time all reasonable travelling, hotel, entertainment and other out-of-pocket expenses, which he may from time to time be authorised to incur in the execution of his duties hereunder.

8.	Holidays
Inclusive of bank and other public holidays, the Executive will be entitled to 33 days paid holiday in every calendar year to be taken at such time or times as may be approved by the Board. Holidays not taken in the calendar year of entitlement will be lost.

9.	Confidential Information etc
The Executive shall not, either during his employment or thereafter, use to the detriment or prejudice of the Company or any Associated Company or, except in the proper course of his duties, divulge to any person any trade secret or any other confidential information concerning the business or affairs of the Company or any Associated Company which may have come to his knowledge during his employment.

10.	Competitive Activities
During his employment the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other firm, company or any other person or assist or have any financial interest in any other business or profession. The Executive may, however, hold or acquire by way of bona fide investment only shares or other securities of any company which are listed or dealt in on any recognised Stock Exchange, unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company. For this purpose, the Executive shall advise the Company Secretary of Charter International PLC of any shares or other securities which he intends to acquire before doing so.

11.	Post-termination Restrictions
A.    In this Clause 11:
(i)    "Restricted Business" means the business of the Company at the time of the termination of the Executive’s employment and of any Associated Companies in whose business he has been directly involved in the twelve months prior to the termination of the Executive's employment;
(ii)    "Restricted Customer" means any firm, company or other person who, during the period of twelve months ending on the date of the termination of the Executive's employment, was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Executive had contact or about whom he became aware or informed in the course of his employment;
(iii)    "Restricted Employee" means any person who, at the date of the termination of the Executive's employment, was employed by the Company or any Associated Company at the level of an executive director and/or any employee who reported directly to an executive director and/or any other employee who could materially damage the interests of the Company or any Associated Company if he became employed in any business concern in competition with any Restricted Business;
(iv)    “Restriction Date” means the earlier of the date of termination of this Agreement and the start of any Suspension Period; and

(v)	“Suspension Period” means any period of suspension or exclusion during the Executive’s notice period pursuant to Clause 3.5 which ended within one month of the termination of this Agreement.
B.    The Executive will not, for a period of 12 months after the Restriction Date, solicit or endeavour to entice away from the Company or any Associated Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in material competition with any Restricted Business.
C.    The Executive will not, for a period of 12 months after the Restriction Date, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in material competition with any Restricted Business.
D.    The Executive will not, for a period of 12 months after the Restriction Date, in the course of any business concern which is in competition with any Restricted Business offer employment to or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Employee.
E.    The Executive will not, for a period of 12 months after the Restriction Date, be engaged in or concerned in any capacity in any business concern which is in material competition with any Restricted Business.
This sub - clause E shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive's duties or work shall relate solely:-
(i)    to geographical areas where the business concern is not in competition with the Restricted Business; or
(ii)    to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 months ending on the Restriction Date.
F.    The obligations imposed on the Executive by this clause 11 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.
G.    If so required by the Company, the Executive shall enter into restrictions the same as or (subject to the requirements of local law) substantially similar to those set out in this clause 11, for the benefit of any Associated Company to which the Executive may be seconded by the Company.

12.	Return of Property etc
The Executive shall promptly whenever requested by the Company and in any event upon the termination of his employment deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records) which may have been prepared by him or have come into his possession, custody or control in the course of his employment, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company. The Executive shall also at the time return any other property belonging to the Company or any Associated Company.

13.	Intellectual Property
The Executive acknowledges that all Intellectual Property Rights created either wholly or partially by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources) and all materials embodying them (“Employment IPR”) shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive holds them on trust for the Company.

13.2     The Executive acknowledges that, because of the nature of his duties and the             particular responsibilities arising from the nature of his duties, he has, and shall have         at all times while he is employed by the Company, a special obligation to further the         interests of the Company.

13.3     To the extent that legal title in any Intellectual Property Rights does not vest in the         Company by virtue of Clause 13.1, the Employee agrees, immediately upon creation         of such Intellectual Property Rights, to offer to the Company in writing a right of first         refusal to acquire them on arm’s length terms to be agreed between the parties. If         the parties cannot agree on such terms within 30 days of the Company receiving the         offer, the Company shall refer the dispute to an arbitrator who shall be appointed by         the President of the Law Society for Scotland. The arbitrator's decisions shall be final         and binding on the parties, and the costs of arbitration shall be borne equally by the         parties. The Employee agrees that the provisions of this Clause 13 shall apply to all         Intellectual Property Rights offered to the Company under this Clause 13.3 until such         time as the Company has agreed in writing that the Executive may offer them for sale         to a third party.

13.4     The Executive agrees:

13.4.1     to give the Company full written details of all Intellectual Property Rights                 which relate to or are capable of being used in the business of the Company             or any Associated Company promptly on their creation;

13.4.2     at the Company's request and in any event on the termination of his                 employment to give to the Company all originals and copies of                     correspondence, documents, papers and records on all media which record             or relate to any of the Employment IPR;

13.4.3    not to attempt to register any Employment IPR unless requested to do so by             the Company; and

13.5     The Executive waives all his present and future moral rights which arise under the         Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions         relating to any copyright which forms part of the Employment IPRs, and agrees not to         support, maintain nor permit any claim for infringement of moral rights in such             copyright works.

13.6     The Executive acknowledges that, except as provided by law, no further                 remuneration or compensation other than that provided for in this agreement is or         may become due to the Executive in respect of his compliance with this clause. This         clause is without prejudice to the Employee’s rights under the Patents Act 1977.

13.7     The Executive undertakes to use his best endeavours to execute all documents and         do all acts both during and after his employment by the Company as may, in the             opinion of the Company, be necessary or desirable to vest the Employment IPRs in         the Company, to register them in the name of the Company or any Associated             Company and to protect and maintain the Employment IPRs. Such documents may,         at the Company's request, include waivers of all and any statutory moral rights             relating to any copyright works which form part of the Employment IPRs. The             Company agrees to reimburse the Executive's reasonable expenses of complying         with this Clause 13.7.

13.8     The Executive agrees to give all necessary assistance to the Company to enable it to         enforce its Intellectual Property Rights against third parties, to defend claims for             infringement of third party Intellectual Property Rights and to apply for registration of         Intellectual Property Rights, where appropriate throughout the world, and for the full         term of those rights.

13.9     The Executive hereby irrevocably appoints the Company to be his attorney to execute         and do any such instrument or thing and generally to use his name for the purpose of         giving the Company or its nominee the benefit of this Clause 13. The Executive             acknowledges in favour of a third party that a certificate in writing signed by any             Director of the Company that any instrument or act falls within the authority conferred         by this Clause 13 shall be conclusive evidence that such is the case.

13.10    Rights and obligations under this Clause 13 shall continue in force after the termination of the Executive's employment in respect of inventions made during the Executive's appointment hereunder and shall be binding upon his personal representatives.

14.	Sickness
Subject to production, if requested, of medical certificates satisfactory to the Company, if the Executive is absent from work due to sickness or injury salary and other benefits shall continue to be payable for a period of six consecutive months or for periods totaling six months in aggregate in any period of twelve consecutive months, whichever occurs first. The Executive currently has the benefit if a critical illness policy. This will continue as a non-contractual benefit, although it will be “red circled” (ie frozen) at the current salary level of £174,188.

15.	Termination of Employment

15.1
Either party may terminate the Employment in accordance with clause 2.1. Without prejudice to the remainder of this clause 15 the Company may also, in its sole discretion, elect at anytime to terminate the Employment in accordance with clause 15.2.

15.2.1
The Company may terminate the Executive’s employment by giving written notice to the Executive that it is exercising its rights under this clause 15.2 and electing to make up to 12 Monthly Payments (as defined below) to the Executive. In the event that notice under clause 2.1 has been given before the Company makes any election under this clause 15.2, and the Executive has worked part of that notice period, the maximum number of Monthly Payments shall be reduced pro rata. The Monthly Payments shall commence on the date such notice is given to the Executive or such date thereafter as the Company shall determine and the Executive’s employment under this Agreement shall cease on that day (the “Commencement Date”).

15.2.2
Each Monthly Payment shall be calculated by dividing the Executive’s basic salary at the date notice is given by twelve, and shall be paid on a monthly basis subject to such deductions as may be required by law and in accordance with clause 15.2.5 below.

15.2.3
The Company may either continue the provision of the benefits which the Executive would otherwise have been entitled to receive during his notice period or, at its sole discretion, pay to the Executive the value of those benefits calculated on a monthly basis and paid either in a single lump sum or monthly in addition to the Monthly Payments.

15.2.4
The Executive shall be under a duty, beginning on the Commencement Date, actively to seek an alternative remunerated position (defined below) and shall also be required to keep the Company informed in relation to his search on a monthly basis.

15.2.5	If the Executive obtains an alternative remunerated position during the period for payment of the Monthly Payments then

(i)
each of the Monthly Payments still outstanding shall be reduced by the basic monthly remuneration earned by the Executive, or to which he is entitled, from the alternative remunerated position, and only the balance shall be due to the Executive;

(ii)	any benefits provided by the Company (or their value paid in lieu) which are provided by the alternative position (whether or not on an equal or equivalent basis) shall cease.
“Alternative remunerated position” shall mean any position whether under a contract of employment, consultancy arrangement or non executive appointment or otherwise whereby the Executive is directly or indirectly remunerated, whether by way of salary, bonus, pension, fees, equity or otherwise.

15.2.6
The Executive acknowledges that he will not be an employee of the Company while in receipt of the Monthly Payments and accordingly will not be entitled to paid holidays or to receive any holiday pay in respect of that period.

15.3    If the Executive:-
(A)    shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for six consecutive months or periods of six months in aggregate in any period of twelve consecutive months; or
(B)    shall have an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or
(C)    shall be or become prohibited by law from being a director; or
(D)    shall be guilty of serious misconduct or shall commit any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or
(E)    shall refuse or neglect (after a request to do so) to comply with any lawful and reasonable orders given to him by the Company;
then the Company shall be entitled by notice in writing to the Executive to terminate forthwith his employment under this Agreement. The Executive shall have no claim against the Company or any Associated Company by reason of such termination.
15.4    Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

16.	Miscellaneous Matters
16.1    Without prejudice to the disciplinary rules in force in relation to employees the Executive is expected at all times to conduct himself in a manner consistent with his senior status.
16.2    If the Executive is dissatisfied with any disciplinary decision or has a grievance relating to his employment he should apply in person to the Chief Executive of the Company setting out full details of the matter. The Chief Executive of the Company will then determine whether he will personally hear the grievance or nominate another Senior Executive to hear the grievance. The decision of the Chief Executive of the Company, or his nominee, on such matter shall be final but without prejudice to the Executive's legal rights under employment law.
16.3    There are no collective agreements which directly affect the terms and conditions set out in this Agreement.
16.4     The start date for the Executive’s continuous employment with the company was 1st August 1983.

17.	Notices
Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

18.	Deductions
The Executive authorises the Company to deduct from his remuneration on termination of his employment or otherwise (including but not limited to salary, pay in lieu of notice, holiday and sick pay) all debts owed by him to the Company or any Associated Company.

19.	Other Agreements
The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, between Company (and any entity related to Company) and Executive, relating in any way to Executive's employment, termination of that employment and/or other transaction contemplated by the Agreement, and may only be changed in writing signed by both Company and Executive.

20.	Proper Law
This Agreement shall be interpreted and enforced in accordance with the laws of England.
21.    Data Protection

21.1
The Executive confirms he has read and understood the Company's data protection     policy, a copy of which is contained in the Employee Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

21.2     The Executive shall comply with the data protection policy when processing personal         data in the course of employment including personal data relating to any employee,         customer, client, supplier or agent of the Company or any Associated Company.

21.3     The Executive consents to the Company or any Associated Company processing         data relating to the Executive for legal, personnel, administrative and management         purposes and in particular to the processing of any sensitive personal data (as             defined in the Data Protection Act 1998) relating to the Executive, including, as             appropriate:

21.3.1     information about the Executive's physical or mental health or condition in             order to monitor sick leave and take decisions as to the Executive's fitness             for work;

21.3.2    the Executive's racial or ethnic origin or religious or similar information in                 order to monitor compliance with equal opportunities legislation;

21.3.3     information relating to any criminal proceedings in which the Executive has             been involved for insurance purposes and in order to comply with legal                 requirements and obligations to third parties; and

21.4     The Company may make such information available to any Group Company, those         who provide products or services to the Company or any Group Company (such as         advisers and payroll administrators), regulatory authorities, potential or future             employers, governmental or quasi-governmental organisations and potential             purchasers of the Company or the business in which the Executive works.

21.5	The Employee consents to the transfer of such information to any Group Company and the Company's or any Group Company's business contacts outside the European Economic Area.

22.    Communications
Telephone calls made and received by the Executive using the Company’s equipment and use of the Company’s e‑mail system to send or receive personal correspondence may be recorded by the Company on its communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes. Any recordings made shall at all times remain the property of the Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.
IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.
SIGNED by
on behalf of the Company    ) /s/
in the presence of:-        ) /s/

SIGNED by the Executive    ) /s/ Ian Brander
in the presence of:-        )    /s/ Donna Malone

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